--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 1 of 41 Pages
--------------------------                          ----------------------------

                                                    ----------------------------
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                                                    ----------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                                 Power-One, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   739308 10 4
                  ---------------------------------------------
                                 (CUSIP Number)


                                David A. Knight,
                           c/o Stephens Group, Inc.,
                               111 Center Street,
                             Little Rock, AR 72201,
                                 (501) 377-2573
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  June 22, 2000
                 ----------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 2 of 41 Pages
--------------------------                          ----------------------------


                                  SCHEDULE 13D


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Voting trust pursuant to agreement dated as of June 8, 1998

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   6,463,896
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   -0-
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     6,463,896


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [ ]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     17.6


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 3 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Stephens Group, Inc.

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [X]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   3,642,863
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,642,863


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     9.9


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     HC, CO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 4 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Jackson T. Stephens Trust No. One

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   96,062
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     96,062


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.3


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 5 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Jackson T. Stephens

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   198,668
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     198,668


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.5


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 6 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Warren A. Stephens

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   78,408
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      132,312
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       78,408
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   591,568
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     669,976


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     1.8


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 7 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Bess C. Stephens Trust

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   102,606
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     102,606


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.3


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 8 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Bess C. Stephens

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      26,250
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   474,112
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     474,112


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     1.3


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 9 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Vernon J. Giss

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   102,606
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     102,606


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.3


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 10 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Warren A. Stephens Trust

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   68,071
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     68,071


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.2


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 11 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Warren & Harriet Stephens Children's Trust

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   129,968
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     129,968


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.4


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 12 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Jon E.M. Jacoby

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   45,283
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      199,812
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       45,283
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   1,338,967
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,384,250


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     3.8


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 13 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Harriet Calhoun Stephens Trust

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   30,627
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     30,627


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.1


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 14 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Harriet C. Stephens

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   30,627
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     30,627


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.1


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 15 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Elizabeth Ann Stephens Campbell Revocable Trust

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   266,643
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     266,643


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.7


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 16 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Elizabeth Stephens Campbell

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   611,899
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     611,899


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     1.7


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 17 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     W. R. Stephens, Jr. Revocable Trust

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   342,394
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     342,394


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.9


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 18 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Wilton R. Stephens, Jr.

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      26,500
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   713,900
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     713,900


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     1.9


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 19 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Jackson T. Stephens Grandchildrens Trust AAAA

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   453,783
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     453,783


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     1.2


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 20 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Pamela Diane Stephens Trust One

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   345,256
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     345,256


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.9


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 21 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Pamela Diane Stephens

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   345,256
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     345,256


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.9


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 22 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Warren Miles Amerine Stephens Trust UID 9/10/86

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   63,080
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     63,080


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.2


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 23 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     John Calhoun Stephens Trust UID 12/01/87

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   63,080
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     63,080


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.2


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 24 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Laura Whitaker Stephens Trust UID 12/28/90

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   63,080
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     63,080


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.2


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 25 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     J & J Partners

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   -0-
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.0


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     PN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 26 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Jacoby Enterprises, Inc.

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   230,725
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     230,725


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.6


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     CO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 27 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Coral Two Corporation

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   141,772
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     141,772


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.4


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     CO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 28 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Douglas H. Martin

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   41,727
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       41,727
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   75,079
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     116,806


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.3


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 29 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Curtis F. Bradbury, Jr.

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   152,272
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     152,272


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.4


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 30 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Bradbury Enterprises

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   -0-
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.0


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     PN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                          ----------------------------
CUSIP No. 739308 10 4                               Page 31 of 41 Pages
--------------------------                          ----------------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Coral Partners

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Source of Funds (See Instructions)
     Not applicable


--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]


--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
     Arkansas


--------------------------------------------------------------------------------
                              7    Sole Voting Power
                                   -0-
   NUMBER OF                  --------------------------------------------------
    SHARES                    8    Shared Voting Power
 BENEFICIALLY                      -0-
   OWNED BY                   --------------------------------------------------
     EACH                     9    Sole Dispositive Power
   REPORTING                       -0-
    PERSON                    --------------------------------------------------
     WITH                     10   Shared Dispositive Power
                                   105,883
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     105,883


--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [X]


--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.3


--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     PN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-------------------------                              -------------------------
CUSIP No. 739308 10 4                                  Page 32 of 41 Pages
-------------------------                              -------------------------



                  This Amendment No. 3 amends and supplements the Schedule 13D initially filed by the Reporting Persons on June 11, 1998. It is being filed to report a decrease in beneficial ownership resulting from the sale of Power-One common stock by certain of the Reporting Persons. Except as set forth below, there are no changes in the Schedule 13D. Capitalized terms not otherwise defined herein shall have the same meanings as defined in the Schedule 13D.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

                  Item 5 is hereby amended by deleting the previous Item 5 and replacing it in its entirety with the following:

                  (a) The table below discloses the ownership of the common stock of Power-One by the Reporting Persons and their respective directors and executive officers.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                Percent of
                                                                 Number of     Outstanding
Name                                                             Shares           Shares         Voting Power      Investment Power

------------------------------------------------------------------------------------------------------------------------------------
Voting Trust pursuant to the Voting Trust Agreement                6,463,896       17.6         Sole: 6,463,896             -0-
------------------------------------------------------------------------------------------------------------------------------------
Stephens Group, Inc.                                               3,642,863        9.9               -0-         Shared:  3,642,863
------------------------------------------------------------------------------------------------------------------------------------
Jackson T. Stephens Trust No. One                                     96,062        0.3               -0-         Shared:     96,062
------------------------------------------------------------------------------------------------------------------------------------
Bess C. Stephens Trust                                               102,606        0.3               -0-         Shared:    102,606
------------------------------------------------------------------------------------------------------------------------------------
Warren A. Stephens Trust                                              68,071        0.2               -0-         Shared:     68,071
------------------------------------------------------------------------------------------------------------------------------------
Warren & Harriet Stephens Children's Trust                           129,968        0.4               -0-         Shared:    129,968
------------------------------------------------------------------------------------------------------------------------------------
Harriet Calhoun Stephens Trust                                        30,627        0.1               -0-         Shared:     30,627
------------------------------------------------------------------------------------------------------------------------------------
Elizabeth Ann Stephens Campbell Revocable Trust                      266,643        0.7               -0-         Shared:    266,643
------------------------------------------------------------------------------------------------------------------------------------
W. R. Stephens, Jr. Revocable Trust                                  342,394        0.9               -0-         Shared:    342,394
------------------------------------------------------------------------------------------------------------------------------------
Jackson T. Stephens Grandchildrens Trust AAAA                        453,783        1.2               -0-         Shared:    453,783
------------------------------------------------------------------------------------------------------------------------------------
Pamela Diane Stephens Trust One                                      345,256        0.9               -0-         Shared:    345,256
------------------------------------------------------------------------------------------------------------------------------------
Warren Miles Amerine Stephens Trust                                   63,080        0.2               -0-         Shared:     63,080
------------------------------------------------------------------------------------------------------------------------------------
John Calhoun Stephens Trust                                           63,080        0.2               -0-         Shared:     63,080
------------------------------------------------------------------------------------------------------------------------------------
Laura Whitaker Stephens Trust                                         63,080        0.2               -0-         Shared:     63,080
------------------------------------------------------------------------------------------------------------------------------------
Jackson T. Stephens (1)                                              198,668        0.5               -0-         Shared:    198,668
------------------------------------------------------------------------------------------------------------------------------------
Warren A. Stephens (2)                                               669,976        1.8          Sole:  78,408      Sole:     78,408
                                                                                               Shared: 132,312    Shared:    591,568
------------------------------------------------------------------------------------------------------------------------------------
Bess C. Stephens (3)                                                 474,112        1.3        Shared:  26,250    Shared:    474,112
------------------------------------------------------------------------------------------------------------------------------------
Vernon J. Giss (4)                                                   102,606        0.3               -0-         Shared:    102,606
------------------------------------------------------------------------------------------------------------------------------------
Jon E.M. Jacoby (5)                                                1,384,250        3.8          Sole:  45,283      Sole:     45,283
                                                                                               Shared: 199,812    Shared:  1,338,967
------------------------------------------------------------------------------------------------------------------------------------
Harriet C. Stephens (6)                                               30,627        0.1               -0-         Shared:     30,627
------------------------------------------------------------------------------------------------------------------------------------
Elizabeth Stephens Campbell (7)                                      611,899        1.7               -0-         Shared:    611,899
------------------------------------------------------------------------------------------------------------------------------------
Wilton R. Stephens, Jr. (8)                                          713,900        1.9        Shared:  26,500    Shared:    713,900
------------------------------------------------------------------------------------------------------------------------------------
Pamela Diane Stephens (9)                                            345,256        0.9               -0-         Shared:    345,256
------------------------------------------------------------------------------------------------------------------------------------
J & J Partners                                                           -0-        0.0               -0-                   -0-
------------------------------------------------------------------------------------------------------------------------------------
Jacoby Enterprises, Inc.                                             230,725        0.6               -0-         Shared:    230,725
------------------------------------------------------------------------------------------------------------------------------------
Coral Two Corporation                                                141,772        0.4               -0-         Shared:    141,772
------------------------------------------------------------------------------------------------------------------------------------
Douglas H. Martin (10)                                               116,806        0.3          Sole:  41,727     Sole:      41,727
                                                                                                                  Shared:     75,079
------------------------------------------------------------------------------------------------------------------------------------
Curtis F. Bradbury, Jr.                                              152,272        0.4               -0-         Shared:    152,272
------------------------------------------------------------------------------------------------------------------------------------
Bradbury Enterprises                                                     -0-        0.0               -0-                   -0-
------------------------------------------------------------------------------------------------------------------------------------
I. Ernest Butler (11                                                  67,500        0.2        Shared:  67,500    Shared:     67,500
------------------------------------------------------------------------------------------------------------------------------------
Coral Partners                                                       105,883        0.3               -0-         Shared:    105,883
------------------------------------------------------------------------------------------------------------------------------------
Craig D. Campbell                                                        -0-        0.0               -0-                   -0-
------------------------------------------------------------------------------------------------------------------------------------
William Walker                                                         6,500        0.0          Sole:   6,500      Sole:      6,500
------------------------------------------------------------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP No. 739308 10 4                                  Page 33 of 41 Pages
-------------------------                              -------------------------

                  (1) Includes 96,062 shares beneficially owned by Jackson T. Stephens Trust No. One and 102,606 shares beneficially owned by Bess C. Stephens Trust, of which Jackson T. Stephens is a trustee.

                  (2) Includes 96,062 shares beneficially owned by Jackson T. Stephens Trust No. One, 68,071 shares beneficially owned by Warren A. Stephens Trust, 63,080 shares beneficially owned by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust and Laura Whitaker Stephens Trust, and 44,104 shares owned by each of Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89. Mr. Stephens is a trustee for each of these trusts. Also includes 78,408 shares owned by Stephens Inc. Custodian for Warren A. Stephens IRA. Also includes 105,883 shares beneficially owned by Coral Partners, of which Mr. Stephens is a general partner.

                  (3) Includes 102,606 shares beneficially owned by Bess C. Stephens Trust, 345,256 shares beneficially owned by Pamela Diane Stephens Trust One and 26,250 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95. Ms. Stephens is a trustee for each of these trusts.

                  (4) Includes 102,606 shares beneficially owned by Bess C. Stephens Trust, of which Vernon J. Giss is a trustee.

                  (5) Includes 44,104 shares owned by each of Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89, 129,968 shares beneficially owned by Warren & Harriet Stephens Children's Trust UID 9/30/87, 453,783 shares beneficially owned by Jackson T. Stephens Grandchildren's Trust AAAA, and 22,500 shares owned by each of Susan Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Jacoby is a trustee for each of these trusts. Also includes 230,725 shares beneficially owned by Jacoby Enterprises, Inc., 141,772 shares beneficially owned by Coral Two Corporation, 15,283 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh, 105,883 shares beneficially owned by Coral Partners and 77,024 shares beneficially owned by Mr. Jacoby. Also includes 30,000 shares which may be acquired upon the exercise of options granted for agreeing to serve as a director.

                  (6) Includes 30,627 shares beneficially owned by Harriet Calhoun Stephens Trust, of which Harriet C. Stephens is a trustee. Excludes shares beneficially owned by Harriet Calhoun Stephens' husband, Warren A. Stephens, listed in note (2) above.

                  (7) Includes 266,643 shares beneficially owned by Elizabeth Ann Stephens Campbell Revocable Trust and 345,256 shares beneficially owned by Pamela Diane Stephens Trust One, of which Elizabeth Stephens Campbell is a trustee.

                  (8) Includes 342,394 shares beneficially owned by W. R. Stephens, Jr. Revocable Trust and 345,256 shares beneficially owned by Pamela Diane Stephens Trust One, of which Wilton R. Stephens, Jr. is a trustee. Also includes 26,250 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95, of which Wilton R. Stephens, Jr. is a trustee.

                  (9) Includes 345,256 shares beneficially owned by Pamela Diane Stephens Trust One, of which Pamela Diane Stephens is a trustee.

                  (10) Includes 41,727 shares owned by Stephens Inc. Custodian for Douglas H. Martin IRA and 75,079 shares beneficially owned by Mr. Martin.

                  (11) Includes 22,500 shares owned by each of Susan Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Butler is a trustee for each of these trusts.

-------------------------                              -------------------------
CUSIP No. 739308 10 4                                  Page 34 of 41 Pages
-------------------------                              -------------------------

                  (b) The table below discloses the beneficial ownership of common stock of Power-One by persons who may comprise a group with any of the Reporting Persons within the meaning of Rule 13-d(3) of the Exchange Act. The persons listed below expressly disclaim membership in any group pursuant to Regulation 13D.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Percent of
                                                                                                                     Outstanding
Name                                                                                            Number of Shares        Shares

--------------------------------------------------------------------------------------------------------------------------------
Stephens Inc.                                                                                                -0-        0.0
--------------------------------------------------------------------------------------------------------------------------------
Grandchild's Trust One                                                                                    44,104        0.1
--------------------------------------------------------------------------------------------------------------------------------
Grandchild's Trust Two                                                                                    44,104        0.1
--------------------------------------------------------------------------------------------------------------------------------
Grandchild's Trust Three                                                                                  44,104        0.1
--------------------------------------------------------------------------------------------------------------------------------
K. Rick Turner                                                                                             4,339        0.0
--------------------------------------------------------------------------------------------------------------------------------
C. Ray Gash                                                                                                  -0-        0.0
--------------------------------------------------------------------------------------------------------------------------------
Robert L. Schulte                                                                                            100        0.0
--------------------------------------------------------------------------------------------------------------------------------
William S. Walker                                                                                          6,500        0.0
--------------------------------------------------------------------------------------------------------------------------------
Gordon D. Grender & Amanda F. Grender, JTWROS                                                            117,612        0.3
--------------------------------------------------------------------------------------------------------------------------------
Susan Stephens Campbell 1995 Trust                                                                        22,500        0.1
--------------------------------------------------------------------------------------------------------------------------------
Craig D. Campbell, Jr. 1995 Trust                                                                         22,500        0.1
--------------------------------------------------------------------------------------------------------------------------------
Elizabeth Chisum Campbell 1995 Trust                                                                      22,500        0.1
--------------------------------------------------------------------------------------------------------------------------------
W. R. Stephens, Jr. Children's Trust                                                                      26,500        0.1
--------------------------------------------------------------------------------------------------------------------------------

                  (c) The Voting Trustee expressly disclaims beneficial ownership of any securities covered by this Schedule 13D.

                  (d) The table below discloses the sale of shares of Power-One common stock by certain of the Reporting Persons during the past sixty days. All of such sales were effected in broker's transactions.


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Number of
Name                                                                                   Date          Shares           Price

---------------------------------------------------------------------------------------------------------------------------------
Stephens Group, Inc.                                                                     6/15/00         21,800                80
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/15/00         23,600                80
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00             82            85 3/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00          1,896            87 1/8
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00          2,200                87
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00         10,500            85 3/8
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00          5,100                86
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00          4,000           85 7/16
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00         10,000            84 1/2
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00          4,500            85 1/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00          2,500            85 1/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00            500            85 1/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00         10,000            85 3/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00         10,982                81
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00         20,000            81 1/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00         10,000            81 3/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00         10,000            82 1/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00         10,000            82 3/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00          5,500            84 1/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00         10,000            83 3/4
---------------------------------------------------------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP No. 739308 10 4                                  Page 35 of 41 Pages
-------------------------                              -------------------------


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Number of
Name                                                                                   Date          Shares           Price

---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00          4,320          83 15/16
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00         10,000                84
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/16/00         10,000            83 1/2
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/19/00          2,500            85 1/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/19/00             20                81
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/20/00         50,000          101.4285
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/20/00         15,300          105.1471
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/22/00          5,700               105
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/23/00         29,000          108.4134
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Jackson T. Stephens Trust One                                                            7/3/000          5,300           119 3/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          7/3/00          3,000           119 1/2
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         7/12/00          3,300               135
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         7/12/00            100          135 1/16
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         7/12/00          3,300           134 1/2
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         7/12/00            900               134
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         7/12/00            100           133 1/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         7/12/00          2,300               133
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Jackson T. Stephens Grandchildren's Trust AAAA                                           6/21/00         51,500          103.6869
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/22/00         48,500          104.0371
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Bess C. Stephens Trust UID 1/4/85                                                        6/19/00         10,000           91.5358
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/20/00         10,000          102.0833
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          8/2/00         10,000          121.1967
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Harriet Calhoun Stephens Trust UID 3/22/84                                               6/21/00          2,500               104
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/21/00          2,500               104
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/21/00          2,500               104
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Elizabeth Ann Stephens Campbell Revocable Trust                                          6/15/00          1,000                81
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/15/00          5,600            80 7/8
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/15/00          3,800            80 3/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/15/00          4,600                80
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/20/00          3,300               105
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
W.R. Stephens Jr. Revocable Trust                                                        6/19/00         10,000           91.5358
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/20/00         10,000          102.0833
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          8/2/00         10,000          121.1967
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Pamela Diane Stephens Trust One UID 4/10/92                                              6/19/00         10,000           91.5358
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/20/00         10,000          102.0833
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          8/2/00         10,000          121.1967
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Warren Miles Amerine Stephens Trust UID 9/10/86                                          6/19/00          7,166           92.1187
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/20/00          2,834           99.6971
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
John Calhoun Stephens Trust UID 12/1/87                                                  6/19/00          7,166           92.1187
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/20/00          2,834           99.6971
---------------------------------------------------------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP No. 739308 10 4                                  Page 36 of 41 Pages
-------------------------                              -------------------------


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Number of
Name                                                                                   Date          Shares           Price

---------------------------------------------------------------------------------------------------------------------------------
Laura Whitaker Stephens Trust UID 12/28/90                                               6/19/00          7,168           92.1187
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/20/00          2,832           99.6971
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Coral Two Corporation                                                                     6/8/00         13,500                75
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          6/9/00          3,500            75 3/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          6/9/00          3,000            75 7/8
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Jon E.M. Jacoby                                                                           6/9/00          6,100            73 1/2
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          6/9/00          1,000            73 1/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          6/9/00         10,000                73
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Curtis F. Bradbury, Jr.                                                                  6/20/00         40,000          100.2356
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/20/00         20,000          104.5481
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Warren A. Stephens Trust UID 9/30/87                                                     6/26/00            500           116 1/4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         6/26/00            100          116 9/32
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Warren A. & Harriet C. Stephens Trust                                                    6/19/00         20,000           92.1187
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------


                  (e) The table below discloses gifts of shares of Power-One common stock by certain of the Reporting Persons during the past sixty days.


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Number of
Name                                                                                             Date                   Shares

---------------------------------------------------------------------------------------------------------------------------------
Warren A. Stephens Trust                                                                          6/16/00                   1,852
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  6/19/00                   1,623
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  6/19/00                   2,706
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  6/22/00                   2,404
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  6/23/00                     466
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Jon E.M. Jacoby                                                                                   6/16/00                  12,346
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Curtis F. Bradbury                                                                                6/29/00                     900
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  6/29/00                     200
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  7/12/00                     900
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Stephens Group, Inc.                                                                              6/22/00                   4,855
---------------------------------------------------------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP No. 739308 10 4                                  Page 37 of 41 Pages
-------------------------                              -------------------------

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Item 6 is hereby amended by adding the following:

         (d) On June 26, 2000, Warren A. Stephens Trust sold 100 Power-One August 110 call options at 16 1/2, and John Calhoun Stephens Trust, Warren Miles Amerine Stephens Trust, Laura Whitaker Stephens Trust and Stephens Group, Inc. each sold 50 Power-One August 110 call options at 16 5/8, 16 5/8, 16 1/2, and 16, respectively.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         (a) Agreement to File Joint Schedule 13D.

-------------------------                              -------------------------
CUSIP No. 739308 10 4                                  Page 38 of 41 Pages
-------------------------                              -------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       STEPHENS GROUP, INC.


                                       By: /s/ JACKSON T. STEPHENS
                                          --------------------------------------
                                          Jackson T. Stephens
                                          Chairman of the Board of Directors


                                       JACKSON T. STEPHENS TRUST NO. ONE


                                       By: /s/ JACKSON T. STEPHENS
                                          --------------------------------------
                                          Jackson T. Stephens, Trustee


                                       By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Trustee


                                       BESS C. STEPHENS TRUST


                                       By: /s/ BESS C. STEPHENS
                                          --------------------------------------
                                          Bess C. Stephens, Trustee


                                       By: /s/ JACKSON T. STEPHENS
                                          --------------------------------------
                                          Jackson T. Stephens, Trustee


                                       By: /s/ VERNON J. GISS
                                          --------------------------------------
                                          Vernon J. Giss, Trustee


                                       WARREN A. STEPHENS TRUST


                                       By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Trustee


                                       WARREN & HARRIET STEPHENS CHILDREN'S
                                       TRUST


                                       By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, Trustee

-------------------------                              -------------------------
CUSIP No. 739308 10 4                                  Page 39 of 41 Pages
-------------------------                              -------------------------


                                       HARRIET CALHOUN STEPHENS TRUST


                                       By: /s/ HARRIET C. STEPHENS
                                          --------------------------------------
                                          Harriet C. Stephens, Trustee


                                       ELIZABETH ANN STEPHENS CAMPBELL
                                       REVOCABLE TRUST


                                       By: /s/ ELIZABETH STEPHENS CAMPBELL
                                          --------------------------------------
                                          Elizabeth Stephens Campbell, Trustee


                                       W. R. STEPHENS, JR. REVOCABLE TRUST


                                       By: /s/ WILTON R. STEPHENS
                                          --------------------------------------
                                          Wilton R. Stephens, Jr., Trustee


                                       JACKSON T. STEPHENS GRANDCHILDRENS
                                       TRUST AAAA


                                       By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, Trustee


                                       PAMELA DIANE STEPHENS TRUST ONE


                                       By: /s/ BESS C. STEPHENS
                                          --------------------------------------
                                          Bess C. Stephens, Trustee


                                       By: /s/ ELIZABETH STEPHENS CAMPBELL
                                          --------------------------------------
                                          Elizabeth Stephens Campbell, Trustee


                                       By: /s/ WILTON R. STEPHENS
                                          --------------------------------------
                                          Wilton R. Stephens, Jr., Trustee


                                       By: /s/ PAMELA DIANE STEPHENS
                                          --------------------------------------
                                          Pamela Diane Stephens, Trustee

-------------------------                              -------------------------
CUSIP No. 739308 10 4                                  Page 40 of 41 Pages
-------------------------                              -------------------------


                                       WARREN MILES AMERINE STEPHENS TRUST


                                       By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Trustee


                                       JOHN CALHOUN STEPHENS TRUST


                                       By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Trustee


                                       LAURA WHITAKER STEPHENS TRUST


                                       By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Trustee

                                       J&J PARTNERS


                                       By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, Managing Partner


                                       JACOBY ENTERPRISES, INC.


                                       By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, President


                                       CORAL TWO CORPORATION


                                       By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, President


                                       CORAL PARTNERS


                                       By: /s/ WARREN A. STEPHENS
                                          --------------------------------------
                                          Warren A. Stephens, Partner



                                       By: /s/ JON E.M. JACOBY
                                          --------------------------------------
                                          Jon E.M. Jacoby, Partner

-------------------------                              -------------------------
CUSIP No. 739308 10 4                                  Page 41 of 41 Pages
-------------------------                              -------------------------


                                       BRADBURY ENTERPRISES


                                       By: /s/ CURTIS F. BRADBURY, JR.
                                          --------------------------------------
                                          Curtis F. Bradbury, Jr., Partner


                                       /s/ DOUGLAS H. MARTIN
                                       -----------------------------------------
                                       Douglas H. Martin

                                       /s/ CURTIS F. BRADBURY, JR.
                                       -----------------------------------------
                                       Curtis F. Bradbury, Jr.

                                       /s/ JACKSON T. STEPHENS
                                       -----------------------------------------
                                       Jackson T. Stephens

                                       /s/ WARREN A. STEPHENS
                                       -----------------------------------------
                                       Warren A. Stephens

                                       /s/ BESS C. STEPHENS
                                       -----------------------------------------
                                       Bess C. Stephens

                                       /s/ VERNON J. GISS
                                       -----------------------------------------
                                       Vernon J. Giss

                                       /s/ JON E.M. JACOBY
                                       -----------------------------------------
                                       Jon E.M. Jacoby

                                       /s/ HARRIET C. STEPHENS
                                       -----------------------------------------
                                       Harriet C. Stephens

                                       /s/ ELIZABETH STEPHENS CAMPBELL
                                       -----------------------------------------
                                       Elizabeth Stephens Campbell

                                       /s/ WILTON R. STEPHENS, JR.
                                       -----------------------------------------
                                       Wilton R. Stephens, Jr.

                                       /s/ PAMELA DIANE STEPHENS
                                       -----------------------------------------
                                       Pamela Diane Stephens

                                       /s/ JAMES SOMMERS
                                       -----------------------------------------
                                       James Sommers, trustee pursuant to Voting
                                       Trust Agreement dated as of June 8, 1998

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                   DESCRIPTION
------                   -----------

 (a)                Agreement to File Joint Schedule 13D.